Exhibit 3.5

CERTIFICATE OF FORMATION

OF

ATLAS GROWTH PARTNERS GP, LLC

1. The name of the limited liability company is Atlas Growth Partners GP, LLC.

2. The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Atlas Growth Partners GP, LLC this 11th day of February, 2013.

By:	/s/ Rosemary Morice
Rosemary Morice, Authorized Person